                                                                EXHIBIT 10.17

    DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999

                             EMPLOYMENT AGREEMENT


DATE:          April 12, 1999

PARTIES:       Real Education, Inc., a Colorado corporation   (the "Company")

               Charles Schneider, a resident of California    (the "Employee")

RECITAL:

The Company is engaged in the business of online web production, online education and online training. The Company desires to employ and retain the unique experience, abilities, and services of Employee as the Company's Executive Vice President.

AGREEMENT:

      The parties agree as follows:

1) EMPLOYMENT

   a) Duties. Company shall employ Employee as Executive Vice President. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and agrees to devote his full time and attention (reasonable periods of illness excepted) to the performance of his duties under this Agreement. In general, such duties shall consist of the duties and responsibilities described on Schedule A to this Agreement. In performing such duties, Employee shall be subject to the direction and control of the CEO of the Company. Employee further agrees that in all aspects of such employment, Employee shall comply with the policies, standards, and regulations of the Company established from time to time, and shall perform his duties faithfully, intelligently, to the best of his ability, and in the best interest of the Company. The devotion of reasonable periods of time by Employee for personal purposes or charitable activities shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of the Company; however, any outside business activities (for the purposes of this paragraph, the term "business services" shall not include passive investment by Employee of his personal assets) that are not first submitted in writing to the CEO of the Company, and approved in writing by the CEO shall be deemed a breach of this Agreement.

   b) Term. Employment of the Employee shall begin on or before June, 1999 on a date determined by Employee and the Company's CEO

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   DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999

        ("Start Date") and shall end on the date of termination pursuant to
        Section 5 of this Employment Agreement (the "Agreement")

2)  COVENANT NOT TO COMPETE; CONFIDENTIALITY

    a) Noncompetition. During the term of this Agreement and for a period of six (6) months after the termination of this Agreement, Employee shall not, within the United States or Canada, directly or indirectly: (1) own (as a proprietor, partner, stockholder, or otherwise) an interest of five percent (5%) or more in; or (2) participate (as an officer, director, or in any other capacity) in the management, operation, or control of; or (3) perform services as or act in the capacity of an employee, independent contractor, consultant, or agent of any division or business unit of an enterprise, to the extent that such division or business unit is engaged, directly or indirectly, or any company or other entity engaged primarily, in the online education or online training business except with the prior written consent of the CEO of the Company; or, (4) directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit, any of the Company's customers, prospective customers, or business brokers for the purpose of selling or attempting to sell, any products and/or services that are the same as, or similar to, the online education or online training business products and services provided by the Company to its customers during the term hereof.

        In addition, the Employee will not disclose the identity of any such business brokers, customers, or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; and during the period referred to in the prior paragraph solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is an employee of the Company, nor solicit any of the Company's employees to terminate employment with the Company, nor agree to hire any employee of the Company into employment with himself or any company, individual or other entity.

    b) Confidentiality. Employee acknowledges and agrees that all product specifications, product planning information, lists of the Company's customers and suppliers, marketing plans, financial information, and other Company data related to its business ("Confidential Information") are valuable assets of the Company. Except for information that is a matter of public record, Employee shall not, during the term of this Agreement or after the termination of employment with the Company, disclose any Confidential Information to any person or use any Confidential Information for the benefit of Employee or any other person, except with the prior written consent of the Company.

    c) Ideas, Inventions. The Employee recognizes and agrees that all ideas, inventions, enhancements, plans, writings, and other developments or improvements (the "Inventions") conceived by the Employee, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Company's business operations or that relate to any of the Company's work or projects,

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    DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999


     are the sole and exclusive property of the Company. The Employee further agrees that (1) he will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are "work made for hire." At the request of and without charge to the Company (except for any associated, reasonable out-of-pocket expenses of Employee which Company will pay), the Employee will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments.

     Notwithstanding the foregoing, the Company hereby notifies the Employee that the provisions of this Section 2)c) shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Employee's own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Employee for the Company.

  d) Nondisparagement. During the term of this Agreement and for a period of two years following the voluntary or involuntary termination of the Employee's employment, the parties shall not make any statements concerning the other party that would tend to diminish the esteem, respect, good will, or confidence in which that party is held by members of the community in which that party, or its officers, directors and employees, conduct their business affairs or that would provoke adverse or derogatory feelings or opinions in such members of those communities as to that party.

  e) Return of Documents and Computer Data. Employee acknowledges and agrees that all originals and copies of all computer data, records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of employment with the Company or upon the written request of the Company.

  f) Injunction. Employee agrees that it would be difficult to measure damage to the Company from any breach by Employee of Section 2)a), 2)b), or 2)c) and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach or take steps preliminary to breaching Section 2)a), 2)b), or 2)c), the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Company.

   DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999

  g) No Release. Employee agrees that the termination of employment with the Company or the expiration of the term of this Agreement shall not release Employee from any obligations set forth herein pursuant to Section 2)a),
      2)b), 2)c), 2)d), or 2)e) or Company from any obligations set forth herein pursuant to Section 2)d) or 5.

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   DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999

3)  COMPENSATION

    a) Base Compensation; Bonus Compensation. In consideration of all services to be rendered by Employee to the Company, the Company shall pay to Employee compensation as described on Schedule A of this Agreement.

    b) Other Benefits. Employee has been provided with a brochure that provides a brief, general description of the Company's benefits. Employee agrees and acknowledges that the benefits provided by the Company may be changed or amended from time to time, and at any time, at the sole discretion of the Company. Employee shall allowed to participate in any benefit program created by the Compensation Committee of the Board and approved by the Board and/or created by the Board, as a benefit program to the members of the Management Committee of the Company.

4)  COMPANY POLICIES

    a) General Policy Descriptions. Employee has been provided with the Real Education Employee Benefits Summary, which includes descriptions of Medical Insurance and Prescription Card, Dental Insurance, Flexible Reimbursement Program, Personal Days, Paid Holidays, Direct Deposit, Bonus Programs, Employee Referral Program and Smoke Free Work Environment as of March 31, 1999. Additional policies and standards of the Company will be provided to Employee during the New Employee Orientation, and from time to time during the Employee's employment.

    b) Abide by All Policies Established by the Company. Employee agrees to abide by all rules, policies, standards and regulations of the Company, and in particular the three rules identified in Schedule B of this Agreement.

    c) Changes to Company Policies. Employee agrees and acknowledges that the Company's policies may be created, eliminated, changed or amended from time to time, and at any time, at the sole discretion of the Company.

5)  TERMINATION

    a) At-Will Employment. Employee agrees and acknowledges that, just as he has the right to terminate his employment with the Company at any time for any reason, the Company has the same right, and may terminate his employment with the Company at any time for any reason.

    b) Severance. The Company shall provide Employee with severance pay equal to six months of Employee's base salary paid on the Company's normal payroll dates, plus the pro-rata portion of any earned bonus (paid on the normal date for payment of the bonus), plus/less any positive/negative accrued vacation days, regardless of whether

    DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999


      the termination was voluntary or involuntary, provided that the Employee executes the severance agreement (attached hereto) waiving any claims against the Company and in which the Company waives claims against the Employee.

   c) Immediate Termination. The employment of Employee by the Company may be terminated immediately in the sole discretion of the either the CEO or the Board of Directors of the Company upon the occurrence of any one of the following events:

      i) If the Employee willfully fails or refuses to comply, in a material manner, with the policies, standards, and regulations of the Company following written notice of breach and a reasonable opportunity to cure;

      ii) Employee engages in fraud, dishonesty, or any other act of misconduct in the performance of Employee's duties on behalf of the Company;

      iii) Employee fails to perform any material provision of this Agreement to be performed by Employee, provided however, that if such breach can be cured, the Employee will receive reasonable, written notice of breach and a reasonable opportunity to cure such breach;

      iv) Employee violates one or more of the rules identified on Schedule B.

      Termination as a result of the foregoing will be deemed a termination for cause for the purposes of this Agreement. All other terminations by the Company will be deemed terminations without cause for the purposes of this Agreement. A voluntary resignation by Employee resulting from a material breach of this Agreement by the Company, a material lessening of Employee's role, duties or status with the Company or requirement that Employee's principal office be other than in the Denver, Colorado metropolitan area will be deemed a termination without cause for the purposes of this Agreement.

6) REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

   a) No Other Employment Agreements. Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject, which prevents Employee from entering into this Agreement or from performing fully Employee's duties under this Agreement.

   b) Special Needs. There are no special accommodations required to be made by Company for Employee to perform his duties and responsibilities.

7) MISCELLANEOUS PROVISIONS

   a) Notices a) Notices a) Notices . Any notice, election, waiver, consent, acceptance or other communication required or permitted to be given under this Agreement shall be in writing and shall be hand delivered, transmitted via fax, by e-

   DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999

     mail or sent via nationally recognized third party delivery (such as Federal Express or UPS) for next day delivery, addressed to the parties as follows:

     If to Company:
     --------------

     Real Education, Inc.
     Attn:  John V. Helmick
     10200 "A" East Girard Ave.
     Denver, Colorado 80231
     Fax: 1-303-873-7449

     If to Employee:
     ---------------

     Charles Schneider
     10200 "A" East Girard Ave.
     Denver, Colorado 80231
     Fax: 1-303-873-7449

     Any notice or other communication shall be deemed to be given at the date the notice is hand delivered to the individual, the date the notice is sent via fax, or the date following the date of deposit with any nationally recognized third party delivery (such as Federal Express or UPS) for next day delivery to the addressee. The addresses to which notices or other communications shall be sent may be changed from time to time by giving written notice to the other party as provided in this Paragraph.

  b) AmendmentsAmendmentsAmendments. This Agreement may be amended only by an instrument in writing executed by all the parties.

  c) Entire AgreementEntire AgreementEntire Agreement. This Agreement (including the schedules) sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

  d) CounterpartsCounterpartsCounterparts. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Fax signatures shall have the same effect as an original signature.

  e) SeverabilitySeverabilitySeverability. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired; provided, however, that the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for each invalid provision or unenforceable provision in light of the tenor of this
                                         -7-
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    DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999


      Agreement and, upon so agreeing, shall incorporate such substitute provision into this Agreement.

  f) WaiverWaiverWaiver. A provision of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.

  g) Further AssurancesFurther AssurancesFurther Assurances. From time to time, each of the parties shall execute, acknowledge, and deliver any instruments or documents necessary to carry out the purposes of this Agreement.

  h) No Third-Party BeneficiariesNo Third-Party BeneficiariesNo Third-Party Beneficiaries-. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties to this Agreement, any right or remedy of any nature whatsoever.

  i) ExpensesExpensesExpenses. Except as otherwise provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.

  j) ExhibitsExhibitsExhibits. The exhibits and schedules referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement.

  k) Governing LawGoverning LawGoverning Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Colorado.

  l)  ArbitrationArbitrationArbitration.

      i) Any controversy or claim arising out of or relating to this Agreement, including, without limitation, the making, performance, or interpretation of this Agreement, any claim for employment discrimination, wrongful termination or violation of any state or federal law related to employment, shall be settled by arbitration.

     ii) The parties may choose an arbitrator and rules of arbitration by mutual agreement. Unless the parties agree otherwise, the arbitration shall be conducted in Denver, Colorado in accordance with the then current Employment Arbitration Rules of the American Arbitration Association in Denver, Colorado. The arbitration shall be held before a single arbitrator (unless otherwise agreed by the parties). The arbitrator shall be chosen from a panel of attorneys knowledgeable in the field of business law in accordance with the then current Employment Arbitration Rules of the American Arbitration Association and judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof and any party to the arbitration may, if it so elects, institute proceedings in any court having jurisdiction for the specific

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    DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999


           performance of any such award. The powers of the arbitrator shall include the granting of injunctive relief. If the arbitration is commenced, the parties agree to permit reasonable discovery proceedings as determined by the arbitrator, including production of material documents, accounting of sources and uses of funds, interrogatories and the deposition of each party and any witness proposed by either party.

     iii) The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty), incidental or consequential damages.

      iv) The arbitrator shall award all direct costs of the arbitration, including arbitrator's fees and arbitration filing fees to the substantially prevailing party. However, each party shall bear their own costs related to the arbitration, such as attorneys' fees, deposition costs, copy costs, express delivery costs, travel costs, witness costs and postage.

       v) The arbitrator shall determine a schedule for the arbitration proceedings such that a final determination of the matter submitted to the arbitrator can be rendered and delivered to the parties within seventy five (75) days following the date that the arbitrator is appointed.

      vi) The parties agree that all facts and other information relating to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law.


                             REAL EDUCATION, INC.



                             By:_____________________________________
                                Robert N. Helmick, CEO



                             _____________________________________
                             Charles Schneider

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   DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999


                                  SCHEDULE A

                            COMPENSATION AND DUTIES

1) SALARY. For the period beginning the Start Date through July 31, 2000 (subject to (2), below), compensation to the Employee shall be at the rate of $195,000 per year, payable on the Company's normal payroll dates.

2) SALARY ADJUSTMENT. Employee base compensation for periods after July 31, 2000 shall be at the rate as set by the Board of the Company, at the recommendation of the CEO and the Compensation Committee, payable on the Company's normal payroll dates. Salary adjustments shall be determined in August of each year, and made retroactive to the Start Date anniversary of that year. Salary adjustments will include any cost of living increase provided generally to all members of the Management Committee. Salary will not be adjusted downward except as part of a general reduction in the salaries of senior executives of the Company.

3) BONUS/OTHER COMPENSATION. Employee shall be eligible for a an annual bonus of up to $100,000 based upon reasonable criteria and a bonus plan established by the Compensation Committee and administered by the CEO. The bonus will be paid following the annual audit of the Company's financial records, but no later than March 31 of the year following the year in which the bonus was earned. In any year in which the Employee is not employed by the Company for the entire year, the bonus will be prorated according to the number of days in the year that the Employee was employed by the Company.

4) STOCK OPTIONS. Employee shall be issued non-qualified stock options for 70,000 shares of the common stock, no par value, of the Company with an exercise price of $28 per share. Options on 17,500 shares shall vest on the first anniversary of Employee's employment; thereafter, options on 1,458 shares shall vest on the last day of each month following the month of the Employees first anniversary. The initial 17,500 shares shall immediately vest upon a termination without cause in the first 364 days of employment. All unvested options will vest on a change of control of the Company. All terms of the options shall be more fully described in the Stock Option Agreement. The Stock Option Agreement shall include a net exercise feature.

6) BONUS; MOVING ALLOWANCE. As a condition of Company's employment of Employee, Employee has agreed to relocate to the greater Denver Colorado area (including Boulder and Douglas County). In recognition of Employee's obligation to relocate by moving his primary residence to Colorado, and moving his family and household possessions to Denver Colorado, the Company shall provide Employee with bonus and moving allowance of $108,000, fifty percent (50%) paid on the Employees within three (3) business days of the first day of employment and fifty percent (50%) paid within three (3) business days following Employee's relocation to Denver, Colorado.

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    DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999

7) DUTIES AND JOB DESCRIPTION. As Executive Vice President. Employee's duties shall include:

   . Executive Management of the Sales, Marketing and Account Services departments and activity of the Company;

   . Attend and participate in all Management Committee meetings and activities

   . Report directly to CEO and perform such other duties and responsibilities as assigned by the CEO


Employee acknowledges that he has read and fully understands all terms set forth in this Schedule A.


                                                     _________________________
                                                     Charles Schneider

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    DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999


                                  SCHEDULE B



All employees must abide by the following rules of the company:

HONESTY. Employees shall conduct their affairs with honesty and integrity and shall not engage in fraud, dishonesty or any act of material misconduct.

SIGNING AGREEMENTS. Employees shall not sign any document or agreement that creates a legally binding obligation on the Company. The only person authorized to sign agreements is the CEO, Robert Helmick.

WRITTEN AGREEMENT. All employees of the Company and all independent contractors of the Company must have a signed, written agreement with the Company prior to performing work for the Company.

Any violation of the above rules may result in disciplinary action, including termination of any employee found to have violated one or more of the above rules.

Employee acknowledges that he has read and fully understands all terms set forth in this Schedule B.



                                         ____________________________
                                         Charles Schneider

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    DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999

                                ACKNOWLEDGMENT

     I acknowledge that I have received, read, and understood the Employment Agreement, the Schedules attached thereto, and the Employee Benefits Handbook of Real Education, Inc., (the "Company"). Further, I understand and agree to the following:

     1. The Employment Agreement, the Schedules attached thereto, and the Employee Benefits Handbook (the "Employment Documents") contain a brief summary of some important Company guidelines and policies. Consequently, the Employment Documents are not all-inclusive and do not include all guidelines and policies which may affect my employment with the Company.

     2. The Company may alter, amend, delete or add to any of the statements contained in the Employment Documents, or any of its policies or guidelines, at any time, with or without notice, and my continued employment with the Company after any such deletion or addition constitutes acceptance.

     3. No contract, agreement, understanding, course of dealing, practice, or statement of any kind by any employee, supervisor, officer, director, or representative of the Company shall be effective or binding upon the Company unless it is in writing, refers to and names me personally, and is signed by me and by an authorized Company representative.

     4. Just as I have the right to terminate my employment with the Company at any time for any reason, with or without cause and with or without notice, the Company has the same right, and may terminate my employment with the Company at any time for any reason, with or without cause, and with or without notice.

     5. The Employment Documents provide for arbitration of any matter related to my employment and any matter or claim between the Company any me. I understand that by signing the Employment Agreement, I am waiving my rights to have any claim against the Company (including claims relating to employment or termination) filed and heard in state or federal court, and the Company has also waived its rights to have any claim against me filed and heard in state or federal court. Instead, the Company and I have agreed to have all disputes resolved by arbitration before the American Arbitration Association.


                                       ________________________________
                                       Charles Schneider

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   DRAFT DATED APRIL 23, 1999 COMPARED AGAINST DRAFT DATED APRIL 23, 1999


                                    ________________
                                    Date


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